Exhibit 10.1

Kenneth L. Dumas

CFO & Treasurer, Chase Corporation

Separation Arrangement

In connection with the voluntary resignation of Kenneth L. Dumas (“Executive”) as Chief Financial Officer  & Treasurer of Chase Corporation (“Chase”) and in order to facilitate a smooth transition and separation, Executive and Chase agree as follows:

1.              Communications to all parties regarding Executive’s departure from Chase will follow Company guidelines.

2.              Executive commits to serving as an employee of Chase through the end of the current fiscal year with Monday September 1, 2014 being the “Separation Date”. Executive shall work collaboratively with the CEO, COO and the Board as well as other members of the Chase team to ensure a positive and smooth transition.

3.              Without the consent of Chase, Executive will not leave the Company for another opportunity before the Separation Date.

4.              Executive will, if appropriate, arrange limited time after the Separation Date to assist on an ad hoc basis with respect to items where he can be helpful with any member of the team, as may be mutually agreeable, from time to time.

5.              Executive will sign a waiver on the Separation Date releasing Chase from all claims, demands, suits, liabilities of any sort and whether at law or in equity, arising out of Executive’s employment by Chase and in substantially the form attached hereto as Exhibit A. Executive further acknowledges that he is bound by the provisions of a Confidentiality Agreement dated February 20, 2009 which contains various undertakings, including confidentiality agreements and non-compete commitments.

6.              Consideration for Executive:

a.              Six months base salary and benefits to be paid in the normal course after the Separation Date on terms consistent with the arrangements currently paid or provided for. Benefits payable during such six month period shall be offset by benefits provided to Executive during such period from any successor employer. Six months base salary will be paid to Executive without any offset from any successor employer

b.              Vesting of grants of restricted stock and stock options shall continue as provided in the applicable agreements.

c.               The time to exercise outstanding and vested stock options shall be twelve months from the Separation Date.

d.              The fiscal year 2014 annual cash incentive bonus will be paid to Executive in the normal course and as calculated under the Chase Corporation Annual Incentive Plan.

Chase Corporation

By:	/s/ Peter R. Chase	Dated:	4/17/14

/s/ Kenneth L. Dumas		Dated:	4/17/14
Kenneth L. Dumas

2

Exhibit A

GENERAL RELEASE AGREEMENT

I, Kenneth L. Dumas, in consideration of and subject to the performance by Chase Corporation, a Massachusetts corporation (the “Company”), of its obligations under the Separation Agreement by and between the Company and myself, dated as of April 17, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof, the Company and its subsidiaries, affiliates and predecessors (and to the extent that they could be liable in respect of their position with any of the foregoing, each of the present and former managers, directors, officers, direct or indirect equity holders, agents, representatives, employees, subsidiaries, affiliates, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives, and attorneys of the foregoing) (collectively, the “Released Parties”) to the extent provided below.

1.                                      I understand that any severance payments or benefits paid or granted to me under section 6.a of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the severance payments and benefits specified in section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive as of the date hereof by virtue of any employment by the Company, subject to those rights excluded from the definition of Claims in clauses (i) through (iv) at the end of paragraph 2.

2.                                      Except as provided in paragraph 5 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, including but not limited to (i) claims for tort or contract, ; (ii) claims arising out of, based on, or are connected with my employment with, or my separation or termination from, the Company; and (iii) claims arising under any federal, state or local law,, including, but not limited to, the following: Title VII of the Civil Rights Act of 1964, as amended (race, color, religion, sex, and national origin discrimination or harassment, including retaliation for reporting discrimination or harassment); 42 U.S.C. § 1981 (discrimination); the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. §§ 621-634 (age discrimination); the Equal Pay Act of 1963, as amended, 29 U.S.C. § 209(d)(1) (equal pay); the Americans with Disabilities Act, 42 U.S.C. § 12100, et seq. (disability discrimination); the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (family/medical leave); the Genetic Information Nondiscrimination Act, Executive Order 11246 (race, color, religion, sex, and national origin discrimination or harassment); Executive Order 11141 (age discrimination); Sections 503 and 504 of the Rehabilitation

Act of 1973 (handicap discrimination); the Employee Retirement Income Security Act, 29 U.S.C. § 1000, et seq. (employee benefits); any applicable Executive Order Programs; the Fair Labor Standards Act; the Massachusetts Equal Rights Act; the Massachusetts Civil Rights Act, the Massachusetts Wage Act, or any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge or breach of contract; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); but specifically excluding from “Claims” any rights or claims regarding (i) the Company’s obligation to pay severance and any accrued but unpaid benefits, including equity compensation, under the terms and conditions set forth in the Agreement; (ii) any rights and claims that cannot be waived by law, including claims for workers’ compensation and unemployment compensation; (iii) any vested amounts under any qualified and nonqualified retirement plans, stock option and other stock grant and equity compensation plans made available by the Company to the Executive as of the separation date; and (iv) claims for indemnification under the Certificates of Incorporation or By-laws of the Company, subject to the terms and conditions contained therein.  Nothing in this Agreement shall be construed to preclude me from filing, participating in or cooperating with any investigation or proceeding conducted by an administrative agency (such as the U.S. Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination).  I expressly waive all rights to receive money or other individual relief in connection with any administrative charge, covered by the General Release above, regardless of whether the charge is filed by me, on my behalf or on behalf of a group or class to which I purportedly belong.

3.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I have not filed and am not aware of any pending Claim as of the execution of this General Release.

4.                                      The parties agree that the general release provided by Mr. Dumas in this Agreement does not include claims under the Age Discrimination in Employment Act arising after the date Mr. Dumas signs the General Release Agreement.

5.                                      This General Release, including the general release contained in Section 2, is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with it being my intent and full understanding that I am releasing all claims against the Released Parties.  I acknowledge that I have carefully read this General Release, including the general release set forth in Section 2, and understand its contents and consequences and that I been given the opportunity and have been advised by the Company to consult with an attorney of my choice, and that I have had sufficient time to review this General Release.

6.                                      I acknowledge that I have been given a reasonable period of time in which to consider this General Release, up to and including 21 days. I acknowledge that if I sign this General Release in less than that time, I have done so voluntarily in order to obtain sooner the benefits set forth in Section 6.a of the Agreement. I further acknowledge that I may revoke this General Release at any time during the 7-day period immediately following the date of my signature below (“revocation period”) by delivering written notice of revocation to the Chief Executive Officer of the Company.  This General Release shall not become effective until this 7-day revocation period has expired.  I agree that neither the release contained in this General Release, nor the furnishing of the consideration for said release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or me of any improper or unlawful conduct.

7.                                      Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.                                      I agree that the provisions of this General Release Agreement may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and me.

DATE:

BY: